CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 6 to Registration Statement No. 333-53546 of Morgan Stanley International
Value Equity Fund (the "Fund"), on Form N-1A of our report dated October 17,
2005, appearing in the August 31, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional
Information, and to the references to us on the cover page of the Statement of
Additional Information and under the captions "Financial Highlights" in the
Prospectus and "Custodian and Independent Registered Public Accounting Firm" and
"Financial Statements" in the Statement of Additional Information both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
December 20, 2005